Exhibit 99.1

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2009;

Initiates Fiscal 2010 Guidance

DALLAS (November 10, 2009)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2009 fiscal year and fourth quarter ended September 30, 2009.

•	Fiscal 2009 net income was $191.0 million, or $2.08 per diluted share, compared with net income of $180.3 million, or $2.00 per diluted share, the prior year.

•

Consolidated results include noncash, unrealized net losses of $21.6 million, or ($0.23) per diluted share for fiscal 2009, compared with net gains of $18.4 million, or $0.20 per diluted share for the prior year.

•	Net income for the current year also includes the positive impact of net one-time adjustments of $17.1 million, or $0.19 per diluted share.

•	Atmos Energy expects fiscal 2010 earnings to be in the range of $2.15 to $2.25 per diluted share.

For the three months ended September 30, 2009, net loss was $16.0 million, or ($0.17) per diluted share, compared with net income of $1.6 million, or $0.02 per diluted share for the same quarter last year. For the current quarter, regulated operations experienced a net loss of $19.0 million, or ($0.21) per diluted share and nonregulated operations contributed $3.0 million of net income, or $0.04 per diluted share. Nonregulated operations include noncash, unrealized net losses of $12.2 million, or ($0.13) per diluted share for the quarter ended September 30, 2009, compared with net gains of $9.9 million, or $0.11 per diluted share for the prior-year quarter.

“We are pleased to have overcome the challenges of the struggling economic environment to deliver on our stated earnings guidance for fiscal 2009,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “Our business strategy continues to yield solid results. Our regulated operations, which contributed 83 percent of our consolidated net income, were boosted by rate increases and enhanced rate design across our service territory. Our nonregulated operations continue to generate solid baseline earnings, despite the temporary unrealized losses recorded this year.”

“Looking forward to fiscal 2010 and beyond, we remain focused on enhancing the stability and predictability of our regulated earnings, while optimizing our nonregulated assets to deliver average annual earnings per share growth in the 4 to 6 percent range,” Best concluded.

Results for the Year Ended September 30, 2009

Natural gas distribution gross profit increased $18.5 million to $1,024.6 million for the year ended September 30, 2009, compared with $1,006.1 million in the prior year, before intersegment eliminations. This increase is due largely to a net $29.6 million increase in rates, primarily in the company’s Mid-Tex, Louisiana and West Texas service areas, the reversal of a $7.0 million accrual for estimated uncollectible gas costs recorded in a prior year and a $7.6 million increase due to a non-recurring update to the estimate for gas delivered to customers but not yet billed, resulting from base rate changes in several jurisdictions. These increases in gross profit were partially offset by a $17.9 million decrease as a result of a five percent reduction in consolidated distribution throughput primarily associated with lower residential, commercial and industrial consumption and warmer weather in the Colorado service area, which does not have weather-normalized rates. Additionally, gross profit decreased year over year by $10.8 million from lower franchise fees and state gross receipts taxes included in revenue as a result of lower natural gas prices, which are recovered from customers and have no permanent effect on net income.

Regulated transmission and storage gross profit increased $13.8 million to $209.7 million for the year ended September 30, 2009, compared with $195.9 million for the same period last year, before intersegment eliminations. This increase is due primarily to a $13.0 million increase in demand-based charges, higher per-unit margins earned on through-system deliveries of $5.6 million and a $5.4 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP). These increases were partially offset by an $8.4 million decrease due to a reduction in transportation volumes to the company’s Mid-Tex Division, as a result of warmer weather and an 11 percent decrease in consolidated throughput, due principally to a decline in Barnett Shale activity, industrial demand and electric generation demand.

Natural gas marketing gross profit decreased $8.4 million to $84.6 million for the year ended September 30, 2009, compared with $93.0 million for the prior year, before intersegment eliminations. The decrease primarily reflects a $53.9 million reduction in unrealized margins due to the impact of widening spreads between current cash prices and forward natural gas prices experienced on Atmos Energy Marketing’s (AEM) net physical position. This decrease was partially offset by a $43.8 million year-over-year increase from AEM’s storage and trading activities primarily from the recognition in the first quarter of fiscal 2009 of storage withdrawal gains that AEM had captured during fiscal 2008, as a result of deferring storage withdrawals and rolling the associated financial instruments to forward months during the third quarter of fiscal 2008. Additionally, delivered gas margins increased $1.7 million primarily as a result of basis gains, which increased per-unit margins and more than offset a five percent year-over-year decrease in consolidated sales volumes.

Pipeline, storage and other gross profit increased $1.2 million to $29.5 million for the year ended September 30, 2009, compared with $28.3 million for the same period last year, before intersegment eliminations. The increase was due principally to larger realized gains from the settlement of financial positions associated with storage and trading activities, basis gains earned from utilizing leased pipeline capacity and higher margins earned under asset management plans during the current year compared with the prior year. These increases were partially offset by increased unrealized losses, due primarily to the widening of the spreads between current cash prices and forward natural gas prices.

Consolidated operation and maintenance expense for the year ended September 30, 2009, was $494.0 million, compared with $500.2 million for the prior year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current year was virtually flat at $486.2 million, compared with $484.5 million for the prior year.

The provision for doubtful accounts was $7.8 million for the year ended September 30, 2009, compared with $15.7 million for the same period last year. The $7.9 million decrease primarily reflects the impact of recent rate design changes in certain jurisdictions, which allow for the recovery of the gas cost portion of uncollectible accounts and a 23 percent year-over-year decline in the average cost of gas.

Results for the year ended September 30, 2009, included a $5.4 million noncash charge to impair certain available-for-sale investments based on the company’s belief that the decline in the fair value of these investments would not recover within a reasonable period of time.

Interest charges for the year ended September 30, 2009, were $152.8 million, compared with $137.9 million for the year ended September 30, 2008. The $14.9 million year-over-year increase primarily reflects the effect of the company’s March 2009 issuance of $450 million 8.50% senior notes to redeem $400 million 4.00% senior notes in April 2009. The increase also reflects higher commercial paper rates, increased line of credit commitment fees and higher average short-term debt balances experienced primarily during the first quarter of fiscal 2009.

Results for the year ended September 30, 2009, were favorably impacted by a one-time tax benefit of $11.3 million. The benefit arose in the second quarter after the company updated the tax rates used to record its deferred taxes.

The debt capitalization ratio at September 30, 2009, was 50.7 percent, compared with 54.6 percent at September 30, 2008. At September 30, 2009, there was $72.6 million short-term debt outstanding, compared with $350.5 million at September 30, 2008.

For the year ended September 30, 2009, the company generated operating cash flow of $919.2 million, compared with $370.9 million for the year ended September 30, 2008. Year over year, the $548.3 million increase in operating cash flow is primarily due to the decline in natural gas prices in the current year as compared to one year ago, which increased operating cash flow by $368.9 million. The increase in operating cash flow was also positively impacted by $56.8 million due to lower cash margin requirements related to the company’s natural gas marketing financial instruments.

Capital expenditures increased to $509.5 million for the year ended September 30, 2009, compared with $472.3 million for the same period last year. The $37.2 million increase primarily reflects spending for the construction of a pipeline extension in the company’s regulated operations.

Results for the 2009 Fourth Quarter Ended September 30, 2009

Natural gas distribution gross profit decreased $7.9 million to $167.5 million for the fiscal 2009 fourth quarter, compared with $175.4 million in the prior-year quarter, before intersegment eliminations. This decrease reflects an $8.7 million net reduction in margins in the Mid-Tex Division primarily from rate design changes implemented earlier in the fiscal year that decreased the base customer charge and increased the volumetric charge. This decrease was partially offset by a $2.0 million increase in rates in the Louisiana, Georgia and Tennessee service areas.

Regulated transmission and storage gross profit decreased $6.7 million to $46.4 million for the three months ended September 30, 2009, compared with $53.1 million for the same period last year, before intersegment eliminations. This decrease is due primarily to a $4.5 million decrease as a result of a 23 percent decrease in consolidated throughput, due principally to a decline in Barnett Shale activity, industrial demand and electric generation demand. The decrease in gross profit also includes a $3.4 million reduction arising from the sale of excess gas in the prior-year quarter and a $1.6 million reduction in transportation fees compared to the prior-year quarter. These decreases were partially offset by a $1.8 million increase in demand-based charges and a $1.6 million increase in revenue resulting from filings under GRIP.

Natural gas marketing gross profit decreased $17.4 million to $16.0 million for the fiscal 2009 fourth quarter, compared with $33.4 million for the fiscal 2008 fourth quarter, before intersegment eliminations. This decrease is due principally to a $29.5 million decrease in unrealized margins due to the impact of widening spreads between current cash prices and forward natural gas prices experienced on AEM’s net physical position during the current quarter, coupled with a 5.8 Bcf increase in AEM’s net physical position. Realized delivered gas margins decreased $1.0 million, due primarily to a three percent decrease in consolidated sales volumes compared to the same period one year ago. These decreases were partially offset by a $13.2 million quarter-over-quarter increase in AEM’s realized storage and trading margins. Due to relatively low natural gas prices experienced during the current quarter, AEM elected to defer planned storage withdrawals and reset the related financial positions to future periods to maximize economic value. As a result, AEM realized gains on the settlement of the associated financial instruments, which were larger than the gains realized in the prior-year quarter from planned storage withdrawals.

Consolidated operation and maintenance expense for the fourth quarter of fiscal 2009 was $128.7 million, compared with $141.2 million for the fourth quarter last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter decreased $7.0 million, compared with the prior-year quarter. The decrease is due primarily to reduced legal and miscellaneous administrative costs.

The provision for doubtful accounts was $0.9 million for the three months ended September 30, 2009, compared with $6.4 million for the same period last year. The $5.5 million decrease primarily reflects the impact of a 56 percent quarter-over-quarter decline in the average cost of gas.

Interest charges for the three months ended September 30, 2009, were $36.8 million, compared with $34.1 million for the same period last year. The $2.7 million quarter-over-quarter increase is due primarily to the effect of the company’s issuance of senior notes in March 2009.

Outlook

The leadership of Atmos Energy seeks to enhance shareholder value through consistent earnings growth. Atmos Energy projects fiscal 2010 earnings to be in the range of $2.15 to $2.25 per diluted share, excluding unrealized gains and losses. Net income from regulated operations is expected to be in the range of $153 million to $159 million, and net income from nonregulated operations is expected to be in the range of $48 million to $52 million. Capital expenditures for fiscal 2010 are expected to range from $520 million to $535 million.

However, the valuation on September 30, 2010, of the company’s nonregulated physical storage inventory and associated financial instruments, as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2010 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

Conference Call to be Webcast November 11, 2009

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the 2009 fiscal year on Wednesday, November 11, 2009, at 8 a.m. EST. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy senior leadership who will participate in the conference call include: Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; and Fred Meisenheimer, senior vice president and chief financial officer.

Highlights and Recent Developments

Nonregulated Leadership Change

On October 12, 2009, Atmos Energy announced that Mark H. Johnson, senior vice president, nonregulated operations, and president, Atmos Energy Holdings, Inc., would be leaving the company effective October 31, 2009. The company also announced that Mark S. Bergeron, Atmos Energy vice president, gas supply and services, had been appointed as president of Atmos Energy Holdings, Inc., effective October 15, 2009, with responsibility for Atmos Energy’s nonregulated operations.

$200 Million Revolving Credit Facility

On October 22, 2009, Atmos Energy Corporation entered into a $200 million, 364-day committed revolving credit facility. The credit facility will expire on October 20, 2010 and replaces the company’s $212.5 million, 364-day revolving credit facility on essentially the same terms.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in the company’s Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2009. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30		Percentage Change
(000s except per share)	2009	2008

Gross Profit:
Natural gas distribution segment	$1,024,628	$1,006,066	2%
Regulated transmission and storage segment	209,658	195,917	7%
Natural gas marketing segment	84,612	93,021	(9)%
Pipeline, storage and other segment	29,496	28,313	4%
Intersegment eliminations	(1,692)	(1,991)	15%

Gross profit	1,346,702	1,321,326	2%

Operation and maintenance expense	494,010	500,234	(1)%
Depreciation and amortization	217,208	200,442	8%
Taxes, other than income	182,700	192,755	(5)%
Asset impairments	5,382	—	100%

Total operating expenses	899,300	893,431	1%

Operating income	447,402	427,895	5%

Miscellaneous income (expense)	(3,303)	2,731	(221)%
Interest charges	152,830	137,922	11%

Income before income taxes	291,269	292,704	—
Income tax expense	100,291	112,373	(11)%

Net income	$190,978	$180,331	6%

Basic net income per share	$2.10	$2.02
Diluted net income per share	$2.08	$2.00

Cash dividends per share	$1.32	$1.30

Weighted average shares outstanding:
Basic	91,117	89,385
Diluted	92,024	90,272

	Year Ended September 30		Percentage Change
Summary Net Income by Segment (000s)	2009	2008

Natural gas distribution	$116,807	$92,648	26%
Regulated transmission and storage	41,056	41,425	(1)%
Natural gas marketing	20,194	29,989	(33)%
Pipeline, storage and other	12,921	16,269	(21)%

Consolidated net income	$190,978	$180,331	6%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage Change
(000s except per share)	2009	2008

Gross Profit:
Natural gas distribution segment	$167,482	$175,414	(5)%
Regulated transmission and storage segment	46,397	53,145	(13)%
Natural gas marketing segment	16,023	33,357	(52)%
Pipeline, storage and other segment	2,321	9,457	(75)%
Intersegment eliminations	(424)	(301)	(41)%

Gross profit	231,799	271,072	(14)%

Operation and maintenance expense	128,698	141,170	(9)%
Depreciation and amortization	56,451	52,783	7%
Taxes, other than income	32,672	39,585	(17)%

Total operating expenses	217,821	233,538	(7)%

Operating income	13,978	37,534	(63)%

Miscellaneous expense	(2,656)	(243)	993%
Interest charges	36,795	34,119	8%

Income (loss) before income taxes	(25,473)	3,172	(903)%
Income tax expense (benefit)	(9,521)	1,590	(699)%

Net income (loss)	$(15,952)	$1,582	(1,108)%

Basic net income (loss) per share	$(0.17)	$0.02
Diluted net income (loss) per share	$(0.17)	$0.02

Cash dividends per share	$.330	$.325

Weighted average shares outstanding:
Basic	91,617	89,883
Diluted	91,617	90,761

	Three Months Ended September 30		Percentage Change
Summary Net (Loss) Income by Segment (000s)	2009	2008

Natural gas distribution	$(19,961)	$(20,794)	4%
Regulated transmission and storage	976	6,089	(84)%
Natural gas marketing	4,172	10,424	(60)%
Pipeline, storage and other	(1,139)	5,863	(119)%

Consolidated net income (loss)	$(15,952)	$1,582	(1,108)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30, 2009	September 30, 2008
(000s)

Net property, plant and equipment	$4,439,103	$4,136,859

Cash and cash equivalents	111,203	46,717
Accounts receivable, net	232,806	477,151
Gas stored underground	352,728	576,617
Other current assets	132,203	184,619

Total current assets	828,940	1,285,104

Goodwill and intangible assets	740,064	739,086
Deferred charges and other assets	335,659	225,650

	$6,343,766	$6,386,699

Shareholders’ equity	$2,176,761	$2,052,492
Long-term debt	2,169,400	2,119,792

Total capitalization	4,346,161	4,172,284

Accounts payable and accrued liabilities	207,421	395,388
Other current liabilities	457,319	460,372
Short-term debt	72,550	350,542
Current maturities of long-term debt	131	785

Total current liabilities	737,421	1,207,087

Deferred income taxes	570,940	441,302
Deferred credits and other liabilities	689,244	566,026

	$6,343,766	$6,386,699

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2009	2008

Cash flows from operating activities

Net income	$190,978	$180,331
Asset impairments	5,382	—
Depreciation and amortization	217,302	200,589
Deferred income taxes	129,759	97,940
Changes in assets and liabilities	352,131	(127,132)
Other	23,681	19,205

Net cash provided by operating activities	919,233	370,933

Cash flows from investing activities

Capital expenditures	(509,494)	(472,273)
Other, net	(7,707)	(10,736)

Net cash used in investing activities	(517,201)	(483,009)

Cash flows from financing activities

Net increase (decrease) in short-term debt	(283,981)	200,174
Net proceeds from issuance of long-term debt	445,623	—
Settlement of Treasury lock agreement	1,938	—
Repayment of long-term debt	(407,353)	(10,284)
Cash dividends paid	(121,460)	(117,288)
Issuance of common stock	27,687	25,466

Net cash provided by (used in) financing activities	(337,546)	98,068

Net increase (decrease) in cash and cash equivalents	64,486	(14,008)
Cash and cash equivalents at beginning of period	46,717	60,725

Cash and cash equivalents at end of period	$111,203	$46,717

	Three Months Ended September 30		Year Ended September 30
Statistics	2009	2008	2009	2008
Consolidated natural gas distribution throughput (MMcf as metered)	56,804	62,057	408,885	429,354
Consolidated regulated transmission and storage transportation volumes (MMcf)	127,990	165,784	528,689	595,542
Consolidated natural gas marketing sales volumes (MMcf)	88,126	91,041	370,569	389,392
Natural gas distribution meters in service	3,178,844	3,191,779	3,178,844	3,191,779
Natural gas distribution average cost of gas	$4.96	$11.39	$6.95	$9.05
Natural gas marketing net physical position (Bcf)	13.8	8.0	13.8	8.0

###